Registration No. 333-35460 424 (b)(2)
                                     Pricing Supplement No:286 Cusip:14912LM24
                                     Dated:  June 29, 2000

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Fixed Rate)
	With Maturities of 9 Months or More from Date of Issue
	Interest payable each April 30 and October 30 and at Maturity

Principal Amount:       Interest Rate:                Proceed Amount:
$20,000,000                6.15%                       $19,960,000

Original Issue Date:    Commission Fee:               Final Maturity Date:
06/30/2000                $40,000                      10/30/2010


Dealer:
RBC Dominion Securities Inc.

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than First
      Certificated Note                                Trust New York): N/A
      (only applicable if
       Specified Currency
       is other than U.S. dollars)

Original Issue           Total Amount of OID: N/A    Terms of Amortizing
Discount Note:                                       Notes:  N/A
   Yes     x No          Issue Price (expressed
                         as a percentage of
                         aggregate principal
                         amount): 100%


Redemption Date(s) (including                        Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): 100%
any applicable regular or
special record dates):
October 30, 2000

Notification Date: October 16, 2000

Interest Rate Reset Option:  _ Yes    X No

Optional Reset Dates (only applicable if option to reset interest rate):  N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option:  _ Yes    x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A



Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $360.00MM principal amount of the Notes had been sold at interest rates then in effect.

	_________________________________

	Pricing Supplement to Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000